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NEWS RELEASE
FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1


HOME CITY FINANCIAL CORPORATION REPORTS FOURTH QUARTER AND ANNUAL EARNINGS

Springfield, Ohio, February 2, 2004 - Home City Financial Corporation (Nasdaq SmallCap Market: HCFC) reported net income of $151,000, or $.20 basic earnings per share, for the fourth quarter ended December 31, 2003, compared to $126,000, or $.17 basic earnings per share, for the quarter ended December 31, 2002. Diluted earnings per share for the quarters were $.19 and $.17, respectively. HCFC's net income for the year ended December 31, 2003, was $649,000, or $.87 basic earnings per share, compared to $457,000, or $.62 basic earnings per share, for the year 2002. Diluted earnings per share for the years 2003 and 2002 were $.85 and $.62, respectively. Net interest income increased by $711,000 for the year, reflecting improved interest rate spreads. The yield on interest-earning assets decreased 63 basis points from 7.13% for the year 2002 to 6.50% for the year 2003, while the cost of interest-bearing liabilities decreased 106 basis points from 4.61% down to 3.55% during the year for an improvement in spread of 43 basis points. Noninterest income decreased by $420,000 mainly due to last year being inclusive of $333,000 in net gains on the sale of securities versus only $17,000 this year, as well as income from the operations of Home City Insurance Agency, Inc., which operations have been discontinued. The provision for loan losses of $500,000 was $124,000 more than the amount provided last year with management reacting mainly to the impact of economic trends in our demographic area. Noninterest expense decreased $88,000 reflecting mainly the elimination of operating costs relative to the insurance agency.

Assets totaled $151.8 million at December 31, 2003, an increase of $2.1 million, or 1.4%, from $149.7 million at December 31, 2002. Net loans receivable decreased $903,000, or 0.7%, during the year 2003 and totaled $126.5 million at December 31, 2003. Available-for-sale securities decreased $1.3 million, or 20.0%, as a result of sales of securities with proceeds mainly used to pay down Federal Home Loan Bank advances. Deposits totaled $103.9 million at December 31, 2003, an increase of $4.8 million, or 4.8%, from $99.1 million at December 31, 2002.

Information on transactions in HCFC's shares is quoted on The Nasdaq SmallCap Market under the symbol "HCFC".


Contact: J. William Stapleton, CEO/COO
         (937) 390-0470



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Home City Financial Corporation

Selected Consolidated Financial Condition Data:    Dec. 31,       Dec. 31,          Incr.              %
-----------------------------------------------      2003           2002           (Decr.)           Change
             ($ In thousands)                        ----           ----           -------           ------

Total assets                                       $151,784       $149,735         $ 2,049            1.4%
Loans, net                                          126,512        127,415            (903)          (0.7)
Allowance for loan losses                               995            503             492           97.8
Available-for-sale securities                         5,089          6,363          (1,274)         (20.0)
Federal Home Loan Bank stock                          2,265          2,177              88            4.0
Deposits                                            103,922         99,119           4,803            4.8
Federal Home Loan Bank advances                      34,764         38,199          (3,435)          (9.0)
Shareholders' Equity                                 11,907         11,559             348            3.0


                                                      Three Months Ended                 Year Ended
Selected Consolidated Operations Data:                      Dec.31,                        Dec.31,
--------------------------------------                      -------                        -------
($ In thousands except per share amounts)            2003            2002            2003           2002
                                                     ----            ----            ----           ----
Total interest income                               $ 2,219        $ 2,422         $ 9,171        $ 9,780
Total interest expense                                1,116          1,408           4,654          5,974
                                                    -------        -------         -------        -------
         Net interest income                          1,103          1,014           4,517          3,806
Provision for loan losses                               100             75             500            376
                                                    -------        -------         -------        -------
         Net interest income after
         provision for loan losses                    1,003            939           4,017          3,430
Total noninterest income                                 52            128             254            674
Total noninterest expense                               851            818           3,358          3,446
                                                    -------        -------         -------        -------
         Income before federal income tax               204            249             913            658
Federal income tax expense                               53            113             264            153
                                                    -------        -------         -------        -------
Income from continuing operations                       151            136             649            505
Net loss on discontinued operations                       0            (10)              0            (48)
                                                    -------        -------         -------        -------
Net income                                          $   151        $   126         $   649        $   457
                                                    -------        -------         -------        -------

Basic earnings per share
         Income from continuing operations          $  0.20        $  0.18         $  0.87        $  0.68
         Discontinued operations                          0          (0.01)              0          (0.06)
                                                    -------        -------         -------        -------
         Net income                                 $  0.20        $  0.17         $  0.87        $  0.62
                                                    -------        -------         -------        -------

Diluted earnings per share
         Income from continuing operations          $  0.19        $  0.18         $  0.85        $  0.68
         Discontinued operations                          0          (0.01)              0          (0.06)
                                                    -------        -------         -------        -------
         Net income                                 $  0.19        $  0.17         $  0.85        $  0.62
                                                    -------        -------         -------        -------